EXHIBIT 99.1

INTL FCStone Inc. intends to appeal Sentinel decision

NEW YORK – January 18, 2013 – INTL FCStone Inc. (Nasdaq: INTL) ("the Company") announced today that an agreed order was entered in the U.S. Circuit Court for the Northern District of Illinois on January 17, 2013, staying execution and enforcement of the January 4, 2013 judgment against its subsidiary, FCStone, LLC in the matter of Frederick J. Grede (as Liquidation Trustee of the Sentinel Liquidation Trust) vs. FCStone, LLC, pending an appeal of the judgment. By agreement it was also ordered that FCStone should post an appeal cash deposit of $7.96 million with the Court.
INTL FCStone Inc. is of the view that, if the appeal is unsuccessful, the resulting net pre-tax loss to FCStone would be between $4 million and $6 million.

About INTL FCStone Inc.
INTL FCStone Inc. (INTL) provides execution and advisory services in commodities, currencies and international securities. INTL’s businesses, which include the commodities advisory and transaction execution firm FCStone Group, serve more than 20,000 commercial customers in more than 100 countries through a network of offices in twelve countries around the world. Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact
INTL FCStone Inc.
Kent Coughlin
615-234-2756
kent.coughlin@intlfcstone.com